MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the "Agreement") is entered into January __, 2019 (the "Effective Date"), by and among REGENTYS CORPORATION, a Florida corporation with its principal place of business located at 6135 NW 167th Street, E-15, Miami Lakes, Florida (the "Corporation"), RICHARD C. BULMAN, JR., a Florida resident (“Bulman”), GERARD S. COOMBS, a Florida resident (“Coombs”), and GARY RAMPHAL a Florida resident (“Ramphal”) (hereinafter, Bulman, Coombs and Ramphal shall jointly and severally be referred to as the "Management Team").

RECITALS:

WHEREAS, the Corporation, pursuant to that Stock Purchase Agreement dated December ___, 2018 shall undertake a change of control;

WHEREAS, the Corporation seeks to retain the existing Management Team to guide and manage the day-to-day activities of the Corporation;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                  Management Services. The Corporation hereby engages the Management Team and the Management Team hereby accepts such engagement to diligently undertake the services set forth herein in accordance with the terms and conditions of this Agreement (the "Management Services"), which Management Services shall generally include, in accordance with directives of the Board of Directors of the Corporation, the following:

(a)               Leadership. Direct the day-to-day business activities of the Corporation. Formulate an annual business development plan and recommend budget and milestones for Board approval. Provide leadership in fulfillment of the organization's philosophy, mission, strategy and its financial performance and business objectives. Support operations and administration by communicating with Board members, coordinating Board and staff interactions, and managing personnel to their highest and best use.

(b)               Management. Additionally, the Management Team shall coordinate the performance of core functions in the organization such as: Accounting and Finance; IP Commercialization; Marketing Strategy, Branding and Channel Management; Quality Assurance and Compliance; HR and Employee Relations; Public and Investor Relations; Business Development; Operations and Manufacturing; Clinical and Regulatory; Legal and Accounting And Research & Development Activities.

2.                  Standard of Care. The Management Team hereby covenants with the Corporation to:

(a)               perform or take (or cause to be performed or taken) its functions, responsibilities and duties hereunder in a professional, competent and efficient manner;

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(b)               carry out its duties as Management Team fairly, honestly, in good faith and in the best interests of the Corporation;

(c)               exercise the degree of care, diligence and skill that a reasonably prudent Management Team would exercise in comparable circumstances; and

(d)               perform the Management Services to the satisfaction of the Corporation and give the Corporation full and prompt cooperation in the performance of all aspects of the Management Services.

3.                  Consideration.

(a)               Employment Agreements. The Corporation shall enter into employment agreements with each of Bulman, Coombs and Ramphal in a form substantially similar to those set forth in Exhibit “A” (“Exhibits A1, A2 and A3”) hereby referenced and made a part of this Agreement (“Employment Agreements”). Each of the Employment Agreements shall exist independently of this Agreement.

(b)               Liquidity Right. For purposes this Section 3, “Founders” means Bulman, Coombs and Ramphal, and any rights of “Founders” shall be exercised by consent of the Founders holding a majority of shares of the capital stock of the Corporation owned by the Founders collectively. Founders or their designees shall have the right to compel Generex to take reasonable actions to undertake, or assist Corporation in undertaking, the following transaction or liquidity event, approved by the Corporation’s Board and consented to by a majority of the Corporation’s shareholders voting by class (common and preferred):

(i)                        an initial public offering of Regentys Corporation common stock followed by listing on a recognized national exchange, provided Regentys had annual revenues in most recently completed fiscal year of $100 million or more OR

(ii)                        the purchase by a third party of substantially all of the stock or assets of the Corporation, or a merger or similar business combination with or by a third party, provided the valuation of the Corporation in such transaction is at least $300 million.

In the event Joseph Moscato is no longer CEO of Generex, the Founders shall have the right, exercisable by notice to Generex and the Corporation’s Board within three months after the last date that Joseph Moscato is CEO, to compel Generex to take such actions or assistance whether or not the Corporation has the revenues or the transaction would result in the valuation specified in subparagraphs (i) and (ii).

(c)               Alternative Liquidity Right. Beginning one year after the date of this Agreement, unless the Founders have exercised their right under Section 3(b) and the Corporation and Generex have commenced undertaking one of the transactions under Section 3(b), each Founder shall have the right to request that Generex assist such Founder with obtaining a loan from a third party lender secured by the Regentys stock owned by such Founder and/or the Generex stock issued to such Founder under a Generex stock plan as follows:

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(i)                        As to the Generex stock, assuring the lender that upon any exercise of the lender’s rights with respect to the stock, the lender will be able to freely sell such stock in the public market, or, if not, that Generex will take all actions legally available to make such stock freely tradeable as soon as possible;

(ii)                        As to the Regentys Stock (A) Agree to purchase such Regentys stock from the lender if the lender exercises its right with respect to such stock or (B) issue Generex stock in exchange for such Regentys stock at an agreed upon exchange rate, and then take the actions set forth in (i), above.

4.                  Term and Termination.

(a)               Term. This Agreement shall commence as of the Effective Date and shall continue for an initial term of three (3) years (the "Term"). At the end of the initial Term, this Agreement shall be automatically renewed for successive one (1) year terms, unless terminated by either party upon thirty (30) days prior written notice.

(b)               Termination. This Agreement may be terminated at any time, upon the mutual written agreement of the parties hereto. In addition, either party may terminate this Agreement for cause in the event the other party materially breaches its duties and obligations under the terms of this Agreement or is in default of any of its obligations hereunder, which breach or default is incapable of cure, or if capable of being cured, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting party or within such additional period of time as the non-defaulting party may authorize in writing. Notwithstanding the foregoing, unless or until each of the Employment Agreements is terminated, this Agreement shall remain in full force and effect.

5.                  Representations and Warranties.

(a)               Representations and Warranties of the Corporation. The Corporation hereby represents and warrants that:

(i)                        the Corporation has all requisite power and authority to enter into and perform its obligations under this Agreement;

(ii)                        the person signing this Agreement on behalf of the Corporation is duly authorized to execute and deliver this Agreement on the Corporation's behalf; and

(iii)                        this Agreement constitutes the legally binding obligation of the Corporation enforceable against it in accordance with its terms.

(b)               Representations and Warranties of the Management Team. The Management Team hereby represents and warrants that:

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(i)                        the Management Team jointly and severally has all requisite power and authority to enter into and perform its obligations under this Agreement;

(ii)                        each person signing this Agreement is duly authorized to execute and deliver this Agreement on his behalf; and

(iii)                        this Agreement constitutes the legally binding obligation of each signatory of the Management Team and is collectively enforceable in accordance with its terms.

6.                  Confidentiality. The Management Team acknowledges and agrees that all documents, instruments, records, reports and information (regardless of how embodied) arising from or relating to the business as operated by the Corporation, which are received or developed by the Management Team during the term hereof (the "Confidential Information"), is highly confidential data with respect to the Corporation. Accordingly, the Management Team agrees that it shall not, at any time, during or after the expiration hereof, without the prior written consent of the Corporation, directly or indirectly disclose any Confidential Information to any other person or entity. Notwithstanding the foregoing, the parties agree that the Management Team is entitled at any time to disclose any of the Confidential Information to any persons or entities as may be required from time to time by applicable law (or court or administrative order).

7.                  Other Interests and Conflicts. Nothing in this Agreement is intended to preclude the Management Team from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, including the acquisition, management, operation and sale of businesses similar to the business of the Corporation.

8.                  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail, first class postage prepaid, return receipt requested, to the address of such parties set forth in the recitals or to such other future address as may be specified by any party by notice to all of the other parties. Such communications may also be given by personal delivery, by facsimile or by regular mail, but shall be effective only if and when actually received.

9.                  Dispute Resolution. In the event of any dispute, controversy or claim arising out of, or relating to, or in connection with, this Agreement or the breach, termination or invalidity thereof (“Dispute”), the parties shall first attempt a mediation at which time the principals and their advisors shall endeavor to remedy any purported deficiencies. Such mediation shall be conducted by a person mutually acceptable to the Corporation and Management Team and shall occur no later than ten (10) days after written notice from one party to the other(s).

10.              General Provisions.

(a)               Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Any action to interpret or enforce this Agreement shall occur in a court of proper jurisdiction in Miami-Dade County, Florida.

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(b)               Entire Agreement. This Agreement, and the Employment Agreements and the Stock Purchase Agreement and all of its exhibits, schedules and attachments, represents the entire agreement of the parties, and is intended as a complete and exclusive statement of the terms thereof. Any oral or written inducements, representations, warranties, agreements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.

(c)               Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, prohibited, or unenforceable for any reason, this Agreement shall be ineffective only to the extent of such invalidity, prohibition, or unenforceability, and the remaining provision shall continue to be given full force and effect.

(d)               Modification and Rescission. This Agreement may be modified or rescinded only by a writing signed by the parties making specific reference to this Agreement.

(e)               No Waiver. The failure of a party to insist upon strict performance of any term of this Agreement, or to exercise any power, right or option conferred herein, in any one or more instances, shall not be construed to be or constitute in fact a waiver or relinquishment of that party’s right to assert and enforce any such term, right, power, or option in any future instance.

(f)                Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(g)               Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

(h)               Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

(i)                 Interpretation. The Corporation and Management Team and their legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, this Agreement shall not be construed unfavorably toward a party on the ground that the party or its legal counsel was the drafter thereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first written above.

Corporation

REGENTYS CORPORATION

By: ___________________

Name: _________________

Title: ________________

Management Team

By:	By:
Richard C. Bulman, Jr. Individually	Gerard S. Coombs, Individually

By:
Gary Ramphal, Individually

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LIST OF EXHIBITS

EXHIBIT A-1 EMPLOYMENT AGREEMENT OF BULMAN

EXHIBIT A-2 EMPLOYMENT AGREEMENT OF COOMBS

EXHIBITA-3 EMPLOYMENT AGREEMENT OF RAMPHAL

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